Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of November 14, 2013 (the “Effective Date”) and is by and between International Game Technology, a Nevada corporation (the “Corporation”), and Patti S. Hart (the “Executive”).

WHEREAS, the Executive is currently a party to an Employment Agreement, dated March 20, 2009, with the Corporation (the “Prior Agreement”), and the Executive and the Corporation desire to amend and restate the Prior Agreement in its entirety as set forth herein effective as of the Effective Date;

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Corporation and the Executive set forth below, the Corporation and the Executive agree as follows:

1.             Employment. The Corporation shall continue to employ the Executive in the position of Chief Executive Officer, and the Executive accepts such continued employment and agrees to perform services for the Corporation, for the Term (as such term is defined below) and upon the other terms and conditions set forth in this Agreement.  As Chief Executive Officer, the Executive shall be responsible for:

•                  the day-to-day operations of the Corporation;

•                  the monitoring and development of the strategic course of direction for the Corporation;

•                  maintaining a strong team of managers for the Corporation reporting to the Chief Executive Officer and ensuring that each has a competent replacement;

•                  each year, developing an annual operating plan for the Corporation to be submitted to the Corporation’s Board of Directors (the “Board”) against which (as modified and/or approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”)) the Executive and the Executive’s management team will be measured and, if appropriate, granted incentive compensation awards; and

•                  such other duties, consistent with the Executive’s position, as the Board may delegate to the Executive from time to time.

The Executive shall report to the Board.  Additionally, during the Term the Executive shall serve as a director of the Corporation, but, in her capacity as a director, shall be subject to appointment, election and removal in accordance with the Corporation’s Bylaws, Articles of Incorporation and any other policies or procedures of the Corporation in effect from time-to-time, and shall also be subject to Section 7.4 of this Agreement.  The Executive will not be entitled to any additional compensation for serving as a director.

During the Term, the Executive will devote her full business time and efforts to the performance of the Executive’s duties and responsibilities under this Agreement and to the business and affairs of the Corporation, its subsidiaries and affiliates.  The Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not conflict or interfere with the Executive’s duties and obligations under this Agreement or the Executive’s ability to perform her duties and responsibilities under this Agreement.  During the Term, the Executive shall not serve on the board of directors (or similar governing body) of any other business entity without the prior approval of the Board.  During the Term, the Executive shall, promptly following receipt of a written request from the Board, resign from any board of directors (or other body) on which she may then serve (even if such service has been approved by the Board) if the Board determines in its sole discretion that the Executive’s activities on such board (or other body) conflict or interfere with the performance of the Executive’s duties for the Corporation.  The Executive shall also be subject to and shall comply with the Corporation’s code of conduct, insider trading policy, executive compensation recoupment policy, and other governance guidelines as the Corporation may implement from time-to-time.

2.             Term.  The “Term” shall commence on the Effective Date and end on the date the Executive’s employment by the Corporation terminates as provided in Section 7 hereof.

3.             Compensation.  As compensation for the services to be rendered by the Executive under this Agreement:

3.1          Base Salary.  During the Term, the Corporation shall pay to the Executive a base salary at an annualized rate of One Million Dollars ($1,000,000) (the “Base Salary”), which Base Salary shall be paid in accordance with the Corporation’s normal payroll procedures and policies.  The Base Salary amount shall be subject to annual review at the end of each fiscal year of the Corporation during the Term by the Compensation Committee.

3.2          Bonus Opportunity.  For each fiscal year of the Corporation that ends during the Term (and for any fiscal year of the Corporation in which the Term ends, to the extent provided for in Section 7.2(a)(ii) or Section 7.2(a)(iii)), the Executive shall have the opportunity to earn a bonus with a target amount of One Hundred and Fifty Percent (150%) of the Executive’s Base Salary paid to the Executive for such fiscal year, up to a maximum of Three Hundred Percent (300%) of the Executive’s Base Salary paid to the Executive for such fiscal year (the “Annual Bonus”).  A portion of each such bonus opportunity will be based on the Corporation’s annual financial performance, and the remaining portion of each such bonus opportunity will be based on the Executive’s achievement of non-financial performance objectives, each as determined by the Compensation Committee in its sole discretion prior to or promptly following the commencement of the fiscal year.  Promptly following the conclusion of the applicable fiscal year, the Compensation Committee will reasonably determine whether and to what extent the Executive has met the objectives previously established. The Annual Bonus will be determined and payable by the Corporation no later than the 15th day of the third month following the end of the fiscal year for which the bonus is earned.

3.3          Review of Equity Incentives.  The type, amount and terms and conditions of equity incentives provided to Executive in connection with her services to the Corporation shall be subject to annual review at the end of each fiscal year during the Term by the Compensation Committee, and any grants, including the terms and conditions of accelerated vesting of such grants, shall be made by the Compensation Committee in its sole discretion.

3.4          Participation in Benefit Plans.  During the Term, the Executive shall also be entitled to participate in all employee benefit plans or programs of the Corporation available to senior executives of the Corporation in accordance with the terms of the applicable plans or programs.  The Corporation does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and the Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto and as amended from time-to-time.

3.5          Withholding Taxes.  The Corporation may withhold from any compensation or other benefits payable under this Agreement, all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

4.             Confidential Information.  Except as provided below, the Executive shall not, during the Term or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Corporation or any of its respective affiliates) any confidential or secret knowledge or information of the Corporation which the Executive has acquired or becomes acquainted with or will acquire or become acquainted with prior to the termination of the period of her employment by the Corporation (including employment by the Corporation or any affiliated or predecessor companies prior to the date of this Agreement), whether developed by herself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Corporation, any customer or supplier lists of the Corporation, any confidential or secret development or research work of the Corporation, or any other confidential information or secret aspects of the business of the Corporation.  The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Corporation and represents a substantial investment of time and expense by the Corporation, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Corporation and its affiliates would be wrongful and would cause irreparable harm to the Corporation.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive.  The foregoing obligations of confidentiality shall not, however, limit the Executive’s disclosure of information (1) to the extent necessary to comply with government disclosure requirements or other applicable laws and regulations, (2) pursuant to subpoena or order of any judicial, legislative, executive, regulatory or administrative body, or for the Executive to enforce the Executive’s rights under this Agreement, and (3) to employees, advisors, counsel, financial advisors and other third parties as may be necessary and appropriate in connection with the proper performance and enforcement of this Agreement.

5.             Ventures; Invention Assignment Agreement.  If, during the Term, the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Corporation and a third party or parties, all rights with respect to such project, program or venture shall belong to the Corporation.  Except as approved by the Board, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary to be paid to the Executive as provided in this Agreement.  The Executive has previously executed and delivered to the Corporation an Invention and Secrecy Agreement (the “Invention Agreement”), which the Executive hereby affirms and which shall continue in effect.

6.             Noncompetition Covenant; Non-Solicitation.

6.1          Noncompetition.  The parties hereto acknowledge and agree that the consideration paid hereunder shall be considered additional consideration for the noncompetition provisions included in any equity award agreement evidencing an equity award granted by the Corporation to the Executive, and the Executive agrees that such provisions are fair and reasonable.

6.2          Non-Solicitation.  The Executive agrees that during the Term and for a period of twelve (12) months (twenty-four (24) months in the event the Executive’s employment terminates during a Protected Period (as such term is defined below) and in circumstances that entitle the Executive to the benefits set forth in Section 7.2(a)(iii)) thereafter, she will not, without the prior written approval of the Board, solicit or otherwise induce (a) any employee of the Corporation or one of its subsidiaries who earned annually $75,000 or more as an employee of the Corporation or one of its subsidiaries during the last twelve months of the Executive’s own employment by the Corporation, or (b) any person or entity who was, within the then most recent prior 12-month period, a customer, supplier or contractor of the Corporation or any of its affiliates, to cease or curtail his, her or its relationship with the Corporation.

7.             Termination.

7.1          Termination of Employment.  The Executive’s employment by the Corporation, and the Term, may be terminated at any time by the Corporation either: (1) with Cause (as such term is defined below), (2) without Cause, (3) in the event of the Executive’s death, or (4) in the event of the Executive’s Disability (as such term is defined below).  In the case of Disability, if Executive has a Disability, as defined below, the termination of Executive’s employment shall be effective ten (10) days after Executive has received written notice from the Corporation of the Corporation’s view that Disability has existed. The Executive’s employment by the Corporation, and the Term, may be terminated at any time by the Executive on no less than sixty (60) days prior written notice to the Corporation.  The Corporation may place the Executive on a paid leave of absence during any such notice period.

7.2               Benefits Upon Termination.

(a)               If the Executive’s employment by the Corporation is terminated for any reason by the Corporation or by the Executive, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:

(i)            The Corporation shall pay the Executive (or, in the event of her death, the Executive’s estate) any Accrued Obligations (as such term is defined below).

(ii)           If, during the Term, the Executive’s employment is terminated either due to the Executive’s death or by the Corporation due to the Executive’s Disability, then the Corporation shall, subject to the conditions set forth in Section 7.2(b), also pay the Executive (or, in the event of the Executive’s death, the Executive’s estate) a severance benefit equal to: (x) one times the Executive’s highest annualized rate of Base Salary in effect during the Term; and (y) a Pro-Rata Bonus (as such term is defined below).   Subject to the conditions set forth in Section 7.2(b), the aggregate amount of the severance benefit set forth in clause (x) above shall be paid in a single lump sum payment in the month that includes the 60th day following the Executive’s Separation From Service (as defined below).  In addition, subject to the conditions set forth in Section 7.2(b), any unvested equity awards granted by the Corporation to the Executive that were originally subject to only time-based vesting requirements (with no performance-based vesting condition, a “time-based award”) shall, to the extent such awards are outstanding immediately prior to such termination of employment and were scheduled to vest in the calendar year that includes the Executive’s last day of employment by the Corporation (the “Calendar Year of Termination”) or in the two calendar years immediately following the Calendar Year of Termination, be deemed to be vested upon such last day of the Executive’s employment by the Corporation (subject to any greater vesting that may be provided for in the circumstances pursuant to the applicable award agreement).  Any equity awards granted by the Corporation to the Executive that included a performance-based vesting element shall be treated as follows (to the extent such awards are outstanding immediately prior to such termination of employment subject to any greater vesting that may be provided for in the circumstances pursuant to the applicable award agreement): (x) subject to the next clause, the payout of the award shall be determined as though the Executive’s employment had not terminated and the performance conditions applicable to the award were satisfied at the “target” level of performance (and any performance-based modifier that could result in actual payment being or more less than the “target” level shall not apply); and (y) the payout shall be pro-rated based on the number of days in the applicable performance period that occurred while the Executive was employed by the Corporation (for purposes of this pro-ration, the Executive’s last day of employment by the Corporation shall be deemed to be the last day of the second calendar year immediately following the Calendar Year of Termination) to the total number of calendar days in the applicable performance period (except that in no event shall the total number of days in the applicable performance period that occurred while the Executive was employed by the Corporation be deemed to be more than the total number of calendar days in that performance period).  Any equity award granted by the Corporation to the Executive that included a performance-based vesting element, but as to which the applicable performance condition has been satisfied or otherwise no longer applies (for example, because, pursuant to the terms of the award, the performance condition ceased to apply upon a change in control), shall, to the extent the award is outstanding immediately prior to such termination of employment, be treated as a time-based award.  Payment of a vested award shall be made at the time specified in the applicable award so as to avoid any tax, penalty or interest under Section 409A (as such term is defined below).  Subject to the conditions set forth in Section 7.2(b), any stock options granted by the Corporation to the Executive that are vested and exercisable on the last day of the Executive’s employment by the Corporation (including any that become vested by operation of the foregoing provisions of this paragraph), shall remain exercisable following such termination of employment for the greater of one year or the period of time otherwise provided for in the applicable award agreement (in each case, not longer than the original maximum term of such option and subject to earlier termination in connection with a change in control or similar event pursuant to the provisions of the Corporation’s equity incentive plan under which the award was granted).  In the event the termination of the Executive’s employment is by the Corporation due to the Executive’s Disability (and not the result of the Executive’s death), and subject to the conditions set forth in Section 7.2(b), the Executive shall also be entitled to the COBRA (as such term is defined below) benefit provided for in Section 7.2(a)(iv).

(iii)          If, during the Term, the Executive’s employment is terminated either (1) by the Corporation other than for Cause (as such term is defined below) or (2) by the Executive for Good Reason (as such term is defined below), and in either case Section 7.2(a)(ii) does not apply, then the Corporation shall, subject to the conditions set forth in Section 7.2(b), also pay the Executive a severance benefit equal to: (x) one times (two times if such termination of employment occurs during the Protected Period) the sum of the Executive’s highest annualized rate of Base Salary in effect during the Term plus the Executive’s target bonus with respect to the most recently paid Annual Bonus (disregarding any reductions that gave rise to a Good Reason condition); and (y) a Pro-Rata Bonus.   Subject to the conditions set forth in Section 7.2(b), the aggregate amount of the severance benefit set forth in clause (x) above shall be paid in a single lump sum payment in the month that includes the 60th day following the Executive’s Separation From Service (as defined below).  In addition, subject to the conditions set forth in Section 7.2(b), any unvested equity awards granted by the Corporation to the Executive that were originally subject to only time-based vesting requirements (with no performance-based vesting condition) shall (to the extent such awards are outstanding immediately prior to such termination of employment) be treated as follows: (x) if such termination of employment does not occur during the Protected Period, to the extent such awards were scheduled to vest following the Executive’s last day of employment by the Corporation and on or before the last day of the calendar year immediately following the Calendar Year of Termination, such portion of the awards shall be deemed to be vested upon such last day of the Executive’s employment by the Corporation (subject to any greater vesting that may be provided for in the circumstances pursuant to the applicable award agreement); and (y) if such termination occurs during the Protected Period, the entire unvested portion of the awards shall be deemed to be vested upon such last day of the Executive’s employment by the Corporation.  Any equity awards granted by the Corporation to the Executive that included a performance-based vesting element shall be treated as follows (to the extent such awards are outstanding and subject to one or more performance-based vesting conditions immediately prior to such termination of employment and subject to any greater vesting that may be provided for in the circumstances pursuant to the applicable award agreement): (w) subject to the next three clauses, the payout of the award shall be determined as though the Executive’s employment had not terminated; (x) if such termination of employment occurs before a Change in Control Event, the payout shall remain subject to attainment of the applicable performance conditions in accordance with the terms of the award; (y) if such termination of employment occurs on or after a Change in Control Event, the payout of the award shall be determined as though the performance conditions applicable to the award were satisfied at the “target” level of performance (and any performance-based modifier that could result in actual payment being or more less than the “target” level shall not apply); and (z) the payout shall be pro-rated based on the number of days in the applicable performance period that occurred while the Executive was employed by the Corporation (for purposes of this pro-ration, the Executive’s last day of employment by the Corporation shall be deemed to be the last day of the calendar year immediately following the Calendar Year of Termination) to the total number of calendar days in the applicable performance period (except that in no event shall the total number of days in the applicable performance period that occurred while the Executive was employed by the Corporation be deemed to be more than the total number of calendar days in that performance period), provided that there shall be no pro-ration if such termination of employment occurs during the Protected Period (i.e., if such termination of employment occurs during the Protected Period, the payout of the entire award shall be determined as though the Executive’s employment had not terminated, with the performance conditions subject to clause (y) above).  Any equity award granted by the Corporation to the Executive that included a performance-based vesting element, but as to which the applicable performance condition has been satisfied or otherwise no longer applies (for example, because, pursuant to the terms of the award, the performance condition ceased to apply upon a change in control) immediately prior to such a termination of employment, shall, to the extent the award is outstanding immediately prior to such termination of employment, be treated as a time-based award.  Payment of a vested award shall be made at the time specified in the applicable award so as to avoid any tax, penalty or interest under Section 409A.  Subject to the conditions set forth in Section 7.2(b), any stock options granted by the Corporation to the Executive that are vested and exercisable on the last day of the Executive’s employment by the Corporation (including any that become vested by operation of the foregoing provisions of this paragraph), shall remain exercisable following such termination of employment for the greater of one year (two years if such termination of employment occurs during the Protected Period) or the period of time otherwise provided for in the applicable award agreement (in each case, not longer than the original maximum term of such option and subject to earlier termination in connection with a change in control or similar event pursuant to the provisions of the Corporation’s equity incentive plan under which the award was granted).  In addition, subject to the conditions set forth in Section 7.2(b), the Executive shall also be entitled to the COBRA benefit provided for in Section 7.2(a)(iv).

(iv)          If the Executive is entitled to the benefits provided in Section 7.2(a)(ii) (other than due to a termination of Executive’s employment as a result of her death) or Section 7.2(a)(iii) and, in each case, satisfies the conditions set forth in Section 7.2(b), the Corporation shall also pay or reimburse the Executive for her premiums charged to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the date her employment by the Corporation terminated, to the extent that the Executive elects such continued coverage; provided that the Corporation’s obligation to make any payment or reimbursement pursuant to this paragraph shall, subject to Section 7.6, commence with continuation coverage for the month following the month in which the Executive’s Separation From Service occurs and shall cease with continuation coverage for the twelfth month (or, if the Executive is entitled to the benefits provided in Section 7.2(a)(iii) and the termination of the Executive’s employment with the Corporation occurs during a Protected Period, the twenty-fourth month) following the month in which the Executive’s Separation From Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Corporation ceases to offer group medical coverage to its active executive employees or the Corporation is otherwise under no obligation to offer COBRA continuation coverage to the Executive).  To the extent the Executive elects COBRA coverage, she shall notify the

Corporation in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Corporation may then have in place.

(b)           As a condition precedent to any obligation of the Corporation to the Executive pursuant to Section 7.2(a) above (other than payment of Accrued Obligations and other than benefits that result from a termination of Executive’s employment with the Corporation as a result of her death), the Executive shall, upon or within twenty-one (21) days following (within 45 days following, to the extent that a 45-day period is required under applicable law in order to make the release maximally enforceable) her last day of employment with the Corporation, provide the Corporation with a valid, executed, written Release (as such term is defined below) and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.  The Corporation shall have no obligation to make any payment to the Executive that is conditioned upon this Section 7.2(b) unless and until the Release contemplated by this paragraph becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.  In addition, and notwithstanding the foregoing provisions of this Section 7.2, if the Executive breaches her obligations to the Corporation under the Invention Agreement, under Section 4, under Section 6, or under Section 7.4 at any time, then (subject to the Corporation providing written notice to the Executive of such breach and, if a cure is reasonably possible in the circumstances, affording her a reasonable period (not to exceed 30 days) to cure such breach) from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Corporation, the Executive will no longer be entitled to, and the Corporation will no longer be obligated to pay, any remaining unpaid portion of any severance or other benefits provided by this Section 7.2 (other than payment of the Accrued Obligations); provided that, if the Executive provides (and does not revoke) the Release contemplated by the foregoing provisions of this Section 7.2(b), in no event shall the Executive be entitled to severance benefits (in addition to any Accrued Obligations) pursuant to the applicable provisions of this Section 7.2 of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release.

(c)           The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement.  All amounts paid to the Executive pursuant to Section 7.2 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

(d)           The foregoing provisions of this Section 7.2 shall not affect: (1) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (2) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue participation in medical, dental, hospitalization and life insurance coverage; (3) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s Profit Sharing Plan (401(k) plan) (if any); (4) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s nonqualified deferred compensation plan, if any; or (5) any rights that the Executive may have under and with respect to a stock option or restricted stock award, to the extent that such award was granted before the date that the Executive’s employment by the Corporation terminates and to the extent expressly provided in the written agreement evidencing such award (after giving effect to any vesting provided for in the circumstances pursuant to this Agreement or the award agreement).  For purposes of clarity, if the terms of an equity award granted by the Corporation to the Executive (as such terms are set forth in the applicable award agreement and/or plan under which the award was granted) provide for more favorable accelerated vesting terms for the Executive in the particular circumstances than those otherwise provided in this Agreement, the Executive will be entitled, as to that award, to the more favorable provisions of the award agreement and/or plan, as the case may be.

7.3 Certain Defined Terms.

As used herein, “Accrued Obligations” means any:

•                  Base Salary that had accrued but had not been paid prior to the date of termination (which shall be paid upon or promptly following the date of termination); and

•                  bonus (including the Annual Bonus) that had become payable to the Executive with respect to a fiscal year ended prior to the termination of the Executive’s employment but had not actually been paid (which shall be paid at the time provided in Section 3.2); and

•                  reimbursement of reasonable business expenses incurred by the Executive prior to the termination of the Executive’s employment and in accordance with the Corporation’s expense reimbursement policies and which had not previously been paid (which shall be paid in accordance with such policies).

As used herein, “Cause” means the Executive’s:

•                  willful and material failure to perform her duties hereunder (other than any such failure due to the Executive’s physical or mental illness), or the Executive’s willful and material breach of her obligations hereunder, in each case following the Executive’s receipt of written notice thereof from the Corporation;

•                  engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Corporation;

•                  being convicted of, or entering a plea of guilty or nolo contendre to, a crime that constitutes a felony;

•                  failure or inability to obtain or retain any Government Approval required to be obtained or retained by her in any jurisdiction in which the Corporation does or proposes to do business, which failure has or would reasonably be expected to have a material detrimental effect on the Executive’s ability to act as the Chief Executive Officer of the Corporation or to perform her obligations hereunder; or

•                  embezzlement, fraud or misappropriation of the Corporation’s property or assets.

As used herein, “Change in Control Event” has the same meaning as the term “Change in Control Event” under the Plan.

As used herein, “Disability” means a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of her position, even with reasonable accommodation which does not impose an undue hardship on the Corporation, for ninety (90) days in any consecutive one-hundred eighty (180) day period. The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this Agreement based upon information supplied by the Executive and/or her medical personnel, as well as information from medical personnel (or others) selected by the Corporation or its insurers.

As used herein, “Good Reason” means the occurrence of any of the following: (i) without the Executive’s express written consent, a material reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction (including duties, position and responsibilities as a member of the Board), or the removal of the Executive from such duties, position and responsibilities (including duties, position and responsibilities as a member of the Board), (ii) Executive ceases to be the chief executive officer of an entity, the common stock of which is publicly traded on a national U.S. securities exchange (other than as a result of the delisting of the Corporation’s common stock for failure to meet applicable listing standards regarding total market capitalization or price per share); (iii) a reduction by the Corporation of the Executive’s rate of Base Salary or target Annual Bonus opportunity as in effect immediately prior to such reduction; or (iv) any material breach of this Agreement by the Corporation; provided that Good Reason shall not exist unless the Executive shall have first provided written notice to the Corporation of the circumstances that would otherwise constitute Good Reason and the Corporation shall have failed to reasonably cure such circumstances promptly (and in no event more than 30 days after) its receipt of such notice; further provided that any termination for Good Reason must be made not later than 90 days after the circumstances giving rise to such claim of Good Reason are first known to exist (or first reasonably should have been known to exist) by the Executive.

As used herein, “Government Approval” shall mean any required filing, recordation, declaration, registration, permit, approval, license, order, statement or finding of suitability of any governmental or quasi-governmental entity, including any federal, state or local court, tribunal, administrative agency, commission, agency, body or self-regulatory organization.

As used herein, “Pro-Rata Bonus” shall equal (i) the Annual Bonus the Executive would have received (had her employment not terminated) for the fiscal year of the Corporation in which her employment by the Corporation terminated, as reasonably determined by the Compensation Committee based on actual performance, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in such fiscal year the Executive was actually employed by the Corporation and the denominator of which is the total number of calendar days in such fiscal year.  Subject to the conditions set forth in Section 7.2(b), any Pro-Rata Bonus shall be paid at the same time the Annual Bonus for such fiscal year would have otherwise been paid by the Corporation had the Executive’s employment by the Corporation continued.

As used herein, “Protected Period” shall mean the period of time commencing with a Change in Control Event and continuing for eighteen (18) months following the Change in Control Event.

As used herein, “Release” shall mean a written release substantially in the form attached hereto as Exhibit A, as the same may be modified solely to ensure the enforceability of such release in accordance with applicable federal, state and/or local law.

7.4          Resignation From Board; Cooperation.

(a)           Upon or promptly following any termination of Executive’s employment with the Corporation, unless otherwise requested by the Board, the Executive agrees to resign from (1) each and every board of directors (or similar body, as the case may be) of the Corporation and each of its affiliates on which the Executive may then serve (if any), and (2) each and every office of the Corporation and each of its affiliates that the Executive may then hold, and all positions that she may have previously held with the Corporation and any of its affiliates.

(b)           Following the Executive’s last day of employment by the Corporation, the Executive shall reasonably cooperate with the Corporation in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Corporation or any of its affiliates; and (b) any audit of the financial statements of the Corporation or any of its affiliates that covers any portion of the period of time when the Executive was employed by the Corporation.

7.5          Means and Effect of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

7.6          Section 409A Compliance.  Notwithstanding anything in this Section 7 to the contrary, no amount payable as severance which constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”) shall be paid unless and until Executive incurs a “separation from service” within the meaning of the Section 409A (a “Separation From Service”) .  Furthermore, to the extent that the Executive is a “specified employee” within the meaning of Section 409A as of the date of her separation from service, no amount that constitutes a deferral of compensation which is payable on account of her separation from service shall be paid to her before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of her separation from service or, if earlier, the date of her death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. This Agreement shall be construed and interpreted to comply with, and avoid any tax, penalty or interest under, Section 409A.

8.             Indemnification and Insurance.  The Corporation will, at all times during the Term, maintain a directors and officers liability insurance policy covering the Executive.  In addition, the Executive shall be entitled to the indemnification provisions of the Corporation’s Bylaws and Articles of Incorporation.  The Executive and the Corporation have previously entered into an Indemnification Agreement (the “Indemnification Agreement”), which the parties hereby affirm and which shall continue in effect.

9.             Miscellaneous.

9.1          Governing Law.  This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, is made under and shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to principles of conflict of laws.

9.2          Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by all of the parties hereto.

9.3          No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.4          Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered.  The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

9.5          Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.

9.6          Injunctive Relief.  Each party agrees that it would be difficult to compensate the non-breaching party fully for damages for any violation of any provision set forth in Section 4 or Section 6 hereof.  Accordingly, each party specifically agrees that the other party shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 4 and 6 of this Agreement and that such relief may be granted without the necessity of proving actual damages.  This provision with respect to injunctive relief shall not, however, diminish the right of the non-breaching party to claim and recover damages in addition to injunctive relief.

9.7          Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the Executive’s employment by the Corporation shall, except for claims for injunctive relief set out in paragraph 9.6 above, be settled by binding arbitration, with a single neutral arbitrator, in accordance with the rules of the American Arbitration Association relating to employment.  The proper venue for any such action is Washoe County, Nevada.  In any action to enforce this Agreement, the Executive and the Corporation each agree to accept service of process by mail at its address, as applicable, as set forth in Section 9.8 below (or at any different address of which the Executive has notified the Corporation, or the Corporation has notified the Executive, as applicable, in writing).  In any action in which service is made pursuant to this paragraph, the Executive and the Corporation each waive any challenge to the personal jurisdiction of the American Arbitration Association.  Any judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  In reaching her or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.

9.8          Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (1) delivered by hand, (2) otherwise delivered against receipt therefor, or (3) sent by registered or certified mail, postage prepaid, return receipt requested.  Any notice shall be duly addressed to the parties as follows:

If to the Corporation:

International Game Technology
6355 South Buffalo Drive
Las Vegas, Nevada 89113
Attn: General Counsel

If to the Executive:

Patti S. Hart
6355 South Buffalo Drive
Las Vegas, NV  89113

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the foregoing provisions.  Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

9.9          Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

9.10        Provisions that Survive Termination.  The provisions of Sections 3.5, 4, 5, 6, 7 and 9 shall survive any termination or expiration of the Term.

9.11        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

9.12        Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including any letters or correspondence regarding offers of employment, whether executed or not.  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.  Without limiting the generality of the foregoing, this Agreement supersedes the Prior Agreement as of the Effective Date.  The Prior Agreement is of no further force or effect.  The Invention Agreement and the Indemnification Agreement are outside of the scope of the foregoing integration clause.

9.13        Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

[The signature page follows on the next page.]

IN WITNESS WHEREOF, the Executive and the Corporation have executed this Agreement as of the date set forth in the first paragraph.

INTERNATIONAL GAME TECHNOLOGY		EXECUTIVE

By:	/s/ John Vandemore	/s/ Patti S. Hart
Patti S. Hart
Name:	John Vandemore

Its:	EVP Emerging Businesses, Chief Financial Officer and Treasurer

EXHIBIT A

Form of Written Release

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is entered into by and between International Game Technology (the “Corporation”) and Patti S. Hart (the “Executive”) and is presented to Executive on this          day of                       , 20      .

WHEREAS, Corporation and the Executive are parties to that certain Employment Agreement dated as of November 14, 2013 (as amended from time to time, the “Employment Agreement”); and

WHEREAS, Corporation and  Executive desire to resolve any and all potential disputes or claims or causes of action arising out of Executive’s employment with and separation from Corporation.

Therefore, in consideration of the mutual promises and covenants contained herein, and effective eight (8) days after Executive’s execution of this Agreement (the “effective date”), the parties voluntarily agree as follows:

1.             Executive’s separation from Corporation occurred on                   , 20    .

2.             Corporation agrees to pay Executive, at the time provided for in and subject to the terms and conditions of Section 7.2 of the Employment Agreement and subject to applicable withholding, the benefits provided for in Section [7.2(a)(ii) / 7.2(a)(iii)] of the Employment Agreement.

3.             In exchange for the consideration described in paragraph 2, Executive knowingly and voluntarily covenants and agrees never to assert, and hereby irrevocably and unconditionally waives and releases the Corporation, its predecessors, successors, parents, subsidiaries, divisions, affiliates, assigns, agents, directors, officers, employees, stockholders, members, representatives, attorneys, insurers, past and present, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), from, any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which she may then own or hold or she at any time held or may in the future hold as against any or all of Releasees, arising out of or in any way connected with the Executive’s employment relationship with the Corporation (except that the Executive does not release her right to payments under Section 7 of the Employment Agreement, her right to exercise options in accordance with the terms of any option agreement between the Corporation and the Executive, or her right to receive equity awards that vest in accordance with the terms of any restricted stock or similar award made by the Corporation to the Executive) and each of its subsidiaries with which the Executive has had such a relationship, or the termination of her employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability.

4.             Executive further agrees and warrants that she has not heretofore assigned or transferred to any person or entity, other than the Corporation, any released matter or any part or portion thereof and that she will defend, indemnify and hold harmless the Corporation and the Releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

5.             This Agreement shall not in any way be construed as an admission by Corporation or the other Releasees of any acts of wrongdoing, harassment, retaliation, negligence, discrimination or violation of any statute, law or legal right whatsoever against Executive or any person, and Corporation specifically disclaims any such illegal discrimination or violation against Executive or any other person.

6.             Executive will not make or publish any disparaging or derogatory statements or otherwise disparage Corporation, any of its affiliates, or any of their respective directors, officers, employees, agents or other representatives (collectively, “Representatives”).  Corporation will not, and will cause its subsidiaries and use commercially reasonable efforts to cause its other Representatives not to, make or publish any disparaging or derogatory statements or otherwise disparage Executive.  The foregoing shall not prohibit any person from (i) making truthful statements when required by law, court order, subpoena or the like, to a governmental agency or body or in connection with any legal proceeding, or otherwise making any statements required by law, and (ii) making or publishing any statements to Corporation, or Representatives of Corporation or its subsidiaries.

7.             As a further material inducement to enter into this Agreement, any party who breaches this Agreement must reimburse the non-breaching party for any and all loss, cost, damage or expense, including without limitation, attorneys’ fees arising out of any breach of this Agreement.  In addition, any breach of this Agreement will entitle the non-breaching party to seek injunctive relief and to recover any actual damages incurred as a result of said breach.

8.             Executive represents and acknowledges that in executing this Agreement she does not rely and has not relied upon any prior representation made by Corporation or its agents, representatives or attorneys with regard to the subject matter of said Agreement.

9.             This Agreement shall be binding upon Executive and upon her heirs, administrators, representatives, executors, dependents, descendants, successors and assigns, and shall inure to the benefit of their heirs, administrators, representatives, executors, successors and assigns.

10.          This Agreement is made and entered into within the State of Nevada and shall, in all respects, be interpreted, enforced and governed under the laws of the State of Nevada.  The language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

11.          This Agreement shall be subject to and hereby adopts Sections 9.6 (Injunctive Relief) and 9.7 (Arbitration) in the Executive’s Employment Agreement.

12.          Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and any illegal or invalid part, term, or provision, should not be deemed to be part of this Agreement.

13.          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

14.          Unless otherwise stated herein or in Section 9.10 of Executive’s Employment Agreement, this Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter in this Agreement.

Prior agreements between the parties concerning confidentiality, non-disclosure, non-competition, non-solicitation and invention assignment shall, however, remain in full force and effect.

15.          The parties agree that Executive may revoke this Agreement within seven (7) days from execution of this Agreement.

16.          By Executive’s signature below, she represents and confirms that she: (a) has read this Agreement carefully and completely, (b) has been given a period of at least twenty-one (21) days to consider and review this Agreement, (c) has been informed of her right to consult with legal counsel and has had ample opportunity to do so, and (d) understands all provisions contained in this Agreement.

[The signature page follows on the next page.]

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES THE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

INTERNATIONAL GAME TECHNOLOGY	EXECUTIVE

By:
PATTI S. HART
Name:

Title:	Date:

Date: